Exhibit 21.1

Subsidiaries of the Registrant

Entity	Jurisdiction of Incorporation
Xilio Securities Corporation Xilio Therapeutics LLC Xilio Concerto LLC Xilio Development, Inc.	Massachusetts Delaware Delaware Delaware